Exhibit 99.1: Peoples Financial Corporation Press Release Dated April 22, 2020

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION

REPORTS RESULTS FOR FIRST QUARTER OF 2020

AND ANNOUNCES DIVIDEND

BILOXI, MS (April 22, 2020)—Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, announced earnings for the first quarter ending March 31, 2020. Additionally, the company declared a cash dividend of $0.02 per common share, payable May 8, 2020 to shareholders of record as of May 4, 2020.

Net income for the first quarter of 2020 was $1,123,000 compared to $405,000 for the first quarter of 2019. Earnings per weighted average common share for the first quarter of 2020 were $0.23 compared to earnings of $0.08 for the first quarter of 2019. Per share figures are based on weighted average common shares outstanding of 4,927,616 and 4,943,186 for the quarters ended March 31, 2020 and 2019, respectively.

Favorably impacting the company’s financial performance in first quarter of 2020 was a $822,000 increase in non-interest income, including a gain on the sale of securities and a gain on the sale of bank-owned real estate. Additionally, the company’s non-interest expense decreased $131,000 as strategies to improve efficiency continue to be implemented.

“We are pleased with our continued financial progress in the first quarter,” said Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank. He added, “The safety, health and well-being of customers and employees is of the upmost importance. Given the unique challenges resulting from COVID-19, we have modified our banking operations to meet our customer’s needs.

We are actively participating in the Small Business Administration’s Paycheck Protection Program and assisting our small business customers with their applications. At this point in the program, we have funded 227 loans totaling $17,800,000. This has been a tremendous benefit for our small business customers.”

As we celebrate the 124th anniversary of the founding of The Peoples Bank this month, we continue to represent strength, security and stability in our community. The company’s primary capital ratio was 16.61% at March 31, 2020, one of the highest ratios in the Southeast United States, compared to 15.24% at March 31, 2019. The company’s book value per share was $20.34 and $18.35 at March 31, 2020 and 2019, respectively.

Founded in 1896, with $646 million in assets as of March 31, 2020, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY
Three Months Ended March 31,	2020	2019
Net interest income	$4,396	$4,620
Provision for loan losses	64	54
Non-interest income	2,266	1,466
Non-interest expense	5,475	5,627
Net income	1,123	405
Earnings per share	.23	.08

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
Three Months Ended March 31,	2020	2019
Allowance for loan losses, beginning of period	$4,207	$5,340
Recoveries	62	58
Charge-offs	(142)	(76)
Provision for loan losses	64	54
Allowance for loan losses, end of period	$4,191	$5,376

PERFORMANCE RATIOS
March 31,	2020	2019
Return on average assets	0.72%	0.26%
Return on average equity	4.62%	1.82%
Net interest margin	3.10%	3.30%
Efficiency ratio	83%	93%

BALANCE SHEET SUMMARY
March 31,	2020	2019
Total assets	$646,149	$632,961
Loans	270,928	267,492
Securities	293,111	281,579
Other real estate (ORE)	6,573	8,873
Total deposits	525,825	521,337
Shareholders' equity	99,543	90,685
Book value per share	20.34	18.35
Weighted average shares	4,927,616	4,943,186

PERIOD END DATA
March 31,	2020	2019
Allowance for loan losses as a percentage of loans	1.55%	2.01%
Loans past due 90 days and still accruing	39
Nonaccrual loans	8,833	6,102
Primary capital	16.61%	15.24%